UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-27403

Date of Report:  May 29, 2007

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	84-1475486
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

Whitney Information Network, Inc. (the “Company”)  is unable to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which was due on May 15, 2007 and extended via a Form 12b-25 filing to May 21, 2007.

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006, we are being investigated by the United States Securities and Exchange Commission (the “SEC”) and Department of Justice’s United States Attorney’s Office for the Eastern District of Virginia (the “Department of Justice”).  The Special Committee of the Board of Directors appointed the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to assist in an internal investigation of the matters being examined by the SEC and Department of Justice.  The Special Committee’s investigation is ongoing and no preliminary conclusions have been reached.  Accordingly, the Company will not be in a position to file its Quarterly Report on Form 10-Q until the Special Committee has reported the results of its investigation to the Board of Directors and the Company.

Included herein are financial statements reflecting the results of operations for the three months ended March 31, 2007, as well as other information about which the Company would like to make investors aware, pending the filing of its Form 10-Q for the quarter ended March 31, 2007.

Item 2.02.  Results of Operations and Financial Condition

Presented herein are the Consolidated Balance Sheets for the Company and its subsidiaries as of March 31, 2007 and December 31, 2006, as well as the Consolidated Statements of Operations and Comprehensive Loss and Statement of Cash Flows for the three months ended March 31, 2007 and 2006, together with the notes thereto, along with management’s discussion and analysis of financial condition and results and operations.

The Consolidated Financial Statements as of and for the period ended March 31, 2007, notes to the Consolidated Financial Statements and management’s discussion and analysis of financial condition and results of operations have not been reviewed by the Company’s independent registered public accounting firm.

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,487	$34,181
Restricted cash	8,411	6,510
Accounts receivable, net	322	3,373
Notes receivable, current portion	85	84
Deferred course expenses, current portion	14,200	14,396
Prepaid advertising and other prepaid expenses	2,777	2,519
Inventory	978	1,061
Assets held for sale	4,736	4,726

Total current assets	66,996	66,850

Notes receivable, net of current portion	7,064	7,087
Property and equipment, net	12,110	11,757
Investment and development costs in real estate	4,958	5,060
Intangible assets, net	3,991	4,129
Deferred course expenses, net of current portion	21	171
Other assets	164	66
Total assets	$95,304	$95,120

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$10,490	$7,011
Income taxes payable	65	126
Accrued course expenses	1,796	1,250
Other accrued expenses	9,628	9,839
Long term debt, current portion	3,066	3,139
Deferred revenue, current portion	112,497	114,922

Total current liabilities	137,542	136,287

Long term debt, net of current portion	2,970	3,015
Deferred rental incentives	397	394
Deferred revenue, net of current portion	95	486
Total liabilities	141,004	140,182

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 11,738,587 shares issued and outstanding, as of March 31, 2007 and December 31, 2006	4,132	4,132
Paid-in capital	1,382	1,089
Foreign currency translation adjustment	(1,179)	(1,160)
Accumulated deficit	(50,035)	(49,123)

Total stockholders’ deficit	(45,700)	(45,062)
	$95,304	$95,120

See notes to Consolidated Financial Statements

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except per share data)

	Three months ended March 31,
	2007	2006

Revenue	$54,348	$44,889

Operating expenses:
Direct course expenses	26,153	26,455
Advertising and sales expenses	15,989	14,202
General and administrative expenses	9,657	8,603
Special items	3,643	—
	55,442	49,260
Loss from operations	(1,094)	(4,371)

Other income:
Other income	90	167
Interest income, net	332	326
Equity in (loss) earnings from related parties	(177)	30
Loss on sale of assets	(2)	—
	243	523

Loss before income taxes	(851)	(3,848)

Income tax provision	(61)	—

Net loss	(912)	(3,848)

Effect of foreign exchange rates	19	(33)

Comprehensive loss	$(893)	$(3,881)

Loss per share:
Diluted	$(0.08)	$(0.36)

Basic	$(0.08)	$(0.36)

Weighted average common shares outstanding:
Diluted	11,739	10,738

Basic	11,739	10,738

See notes to Consolidated Financial Statements

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three months ended March 31,
	2007	2006

Operating activities:
Net loss	$(912)	$(3,848)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	463	450
Stock option and warrant compensation	293	252
Stock gift	—	937
Loss on sale of assets	2	—
Equity in loss (earnings) from related parties	177	(30)
Changes in operating working capital:
Restricted cash	(1,901)	(38)
Accounts receivable, net	3,051	(76)
Prepaid advertising and other prepaid expenses	(258)	397
Inventory	83	(226)
Deferred course expenses	346	(1,051)
Other assets	(98)	—
Accounts payable	3,453	(481)
Accrued course expenses	546	490
Deferred revenue	(2,816)	12,378
Other accrued expenses	(209)	(394)
Income taxes payable	(61)	(58)
Net change in operating working capital	2,136	10,941
Cash provided by operations	2,159	8,702

Investing activities:
Purchase of property and equipment	(652)	(624)
Proceeds from sales of assets	7	—
Proceeds from notes receivable	22	1,723
Investments in and advances to related parties, net	(75)	(39)
Distribution of minority interest	—	(44)
Cash (used in) provided by investing activities	(698)	996

Financing activities:
Proceeds paid to stockholder from sale of common stock	—	(5,110)
Principal payments on long term debt	(122)	(81)
Proceeds from exercise of stock options and warrants	—	645
Costs associated with registering common stock	—	(145)
Cash used in financing activities	(122)	(4,691)

Effect of foreign currency translation	(33)	(34)
Increase in cash and cash equivalents	1,306	4,973
Cash and cash equivalents, beginning of period	34,181	33,244
Cash and cash equivalents, end of period	$35,487	$38,217

See notes to Consolidated Financial Statements

Supplemental cash flow information:

Cash received for interest income was $0.3 million and $0.4 million for the three months ended March 31, 2007 and 2006, respectively.

Cash interest expense was $0.1 million and $0.1 million for the three months ended March 31, 2007 and 2006, respectively.

Supplemental disclosure of noncash activity:

Long term debt of $3.6 million was added in March 2006 in connection with our acquisition of the remaining 50% interest in SCB Building, LLC. This debt is related to a note receivable to us. Nonpayment of the note receivable relieves us from our debt obligation.

WHITNEY INFORMATION NETWORK, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 - Basis of presentation

Our Consolidated Balance Sheet as of March 31, 2007 and our Consolidated Statements of Operations and Comprehensive Loss and Cash Flows for the three months ended March 31, 2007 and March 31, 2006 have not been audited. We have prepared these statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. These statements have been prepared on a basis that is substantially consistent with the accounting principles applied in our Annual Report on Form 10-K for the year ended December 31, 2006. In our opinion, these Consolidated Financial Statements include all normal and recurring adjustments necessary for a fair presentation. The results for the three months ended March 31, 2007 are not necessarily indicative of the results expected for the year ending December 31, 2007.

When used with these notes, the terms “Company,” “we,” “us,” “our” or “WIN” mean Whitney Information Network, Inc. and all consolidated subsidiaries and affiliated companies included in our Consolidated Financial Statements.

Reclassifications

Certain reclassifications have been made in our 2006 Consolidated Financial Statements as necessary for comparability with our 2007 presentation.

Accounting for Costa Rican investment

On March 13, 2007, we acquired additional shares which provided us with a 51% interest in Monterey del Mar, S.A., a Panamanian company which is the trust beneficiary of a company that owns a beachfront land concession and operates a hotel in Costa Rica. We evaluated reporting this acquisition on a consolidated basis as is the preferred method under U.S. GAAP when majority ownership is obtained; however, we do not believe that this accounting treatment would provide meaningful information as we intend to dispose of the asset in the near future.

Sales taxes

We present sales taxes associated with our transactions on a net basis in the Consolidated Financial Statements.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  We are currently assessing the impact of the adoption of SFAS No. 157 on our Consolidated Financial Statements.

In February 2007, SFAS No. 159, The Fair Value Opinion of Financial Assets and Financial Liabilities, was issued.  SFAS No. 159 provided companies with an option to report financial assets and liabilities at fair value and established presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 will be effective for us beginning January 1, 2008 and we are currently evaluating the potential effect.

Note 2 - Property and equipment

Property and equipment consist of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Land	$1,687	$1,678
Buildings	4,681	4,673
Airplanes	8,024	7,867
Software	1,606	1,606
Equipment	1,527	1,424
Furniture and fixtures	912	792
Leasehold improvements	2,316	2,050
	20,753	20,090
Less: accumulated depreciation	(3,907)	(3,607)
	16,846	16,483
Less: assets held for sale	(4,736)	(4,726)
	$12,110	$11,757

	Three months ended March 31,
	2007	2006
	(unaudited)
Depreciation expense	$324	$248

Assets held for sale at March 31, 2007 consisted of the following (unaudited, in thousands):

Land and building of European headquarters	$3,357
Corporate airplane	1,379
$4,736

Note 3 - Intangible assets

Intangible assets consist of the following (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Customer lists	$5,593	$5,593
Trademarks	300	300
Other intangibles	250	250
	6,143	6,143
Less: accumulated amortization	(2,152)	(2,014)
	$3,991	$4,129

	Three months ended March 31,
	2007	2006
	(unaudited)
Amortization expense	$139	$202

Future amortization expense of intangibles is as follows (unaudited, in thousands):

Year 1	$555
Year 2	555
Year 3	555
Year 4	555
Year 5	555
Thereafter	1,216
$3,991

Note 4 - Long term debt

Long term debt consists of (in thousands):

	March 31, 2007	December 31, 2006
	(unaudited)
Notes payable to individuals for the purchase of equity interest in SCB Building LLC. Principal and interest payments began in April 2006 at an interest rate of 6.25%. The note matures in April 2016.	$2,968	$2,976
Mortgage payable to a bank. Principal plus interest at 5.7% due monthly until August 2014 and is collateralized by real estate located in the United Kingdom.	1,920	1,976
Note payable to a finance company. Monthly principal and interest through December 2018. Interest at the LIBOR rate plus 3.4% and is collateralized by an airplane. The note is personally guaranteed (up to $0.2 million) by our Chairman and Chief Executive Officer.	970	983
Note payable to an individual for purchase of equity interest in Rancho Monterrey, S.A. Principal and interest payments beginning in July 2003 at an interest rate of 5%. The note matures in June 2008 and is collateralized by our stock.	178	213
Other installment notes payable	—	6
	6,036	6,154
Less: current portion	(3,066)	(3,139)
	$2,970	$3,015

The following reflects our commitments for debt and other commitments as of March 31, 2007 (unaudited, in thousands):

	Notes payable	Real estate mortgages	Total debt	Operating lease commitments	Total commitments
Year 1	$176	$2,890	$3,066	$1,066	$4,132
Year 2	73	—	73	806	879
Year 3	39	—	39	667	706
Year 4	42	—	42	598	640
Year 5	44	—	44	544	588
Thereafter	2,772	—	2,772	542	3,314

	$3,146	$2,890	$6,036	$4,223	$10,259

Note 5 - Related party transactions

We lease approximately 2,200 square feet of training facilities at 1611 East Cape Coral Parkway (“1611 Cape Coral Parkway”), approximately 9,000 square feet of space at 1625 East Cape Coral Parkway (“1625 Cape Coral Parkway”) which is used for offices and shipping, and 4,802 square feet at 1630 Southeast 47th Terrace which we use as a training facility, all in Cape Coral, Florida from Cape Promenade Trust which is for the benefit of our Chairman and Chief Executive Officer and his wife, Ingrid Whitney. The leases are for three years and began on March 1, 2003, March 1, 2003 and June 1, 2004 respectively. The monthly rentals are $1,943, $13,125 and $7,238 respectively. We are on a month-to-month basis with respect to the 1611 Cape Coral Parkway lease that expired in March 2006. We extended the lease with respect to 1625 East Cape Coral Parkway through June 30, 2009. The rent charged for these properties are competitive with current market rates for rental properties in this area.

From 2002 to the present, our Chairman and Chief Executive Officer benefited from our students’ purchase of residential lots and the construction of homes on lots they acquire in the Cape Coral, Florida area because the students purchased these lots from Gulfstream Development Corp. (“Gulfstream”), from other lot owners and, through 2003, from our Chairman and Chief Executive Officer. The students were presented this opportunity at one of our advanced real estate courses by realtors representing Gulfstream. Our Chairman and Chief Executive Officer owns 25% of and receives compensation from Gulfstream. We had no involvement in the students’ decision to purchase lots or in their dealings with the realtor or Gulfstream. Gulfstream often constructs homes on lots owned by our students. Through an informal arrangement with Gulfstream, we receive a referral fee of $2,000 (recently changed from $1,000) for every Gulfstream home built for our students, amounting to nil and nil for the quarter ended March 31, 2007 and 2006, respectively.

We have investments in entities in which our Chairman and Chief Executive Officer and our Co-President and Chief Operating Officer have minority ownership interests. The entities are Rancho Monterrey, S.A. and Monterrey del Este, S.A., which are described in more detail under Noncore Investments in Management’s Discussion and Analysis of Financial Condition and Results of Operations.  Our Chairman and Chief Executive Officer indirectly owns approximately 11% of Rancho Monterrey, S.A. and 8% of Monterrey del Este, S.A. Our Co-President and Chief Operating Officer indirectly owns approximately 1.4% of Rancho Monterrey, S.A., but does not have ownership in Monterrey del Este, S.A.

Our Chairman and Chief Executive Officer, three of our employees, and two previous employees have an investment in shares of Monterrey Green Acres, S.A. which owns approximately 1,500 acres in Monterey, Costa Rica. We have no interest in this investment and will not share in any proceeds from the intended sale of the entity’s shares and related property.  A letter of intent to purchase Monterrey Green Acres, S.A. has been signed by an interested buyer who is an independent contractor for us.

Our Chairman and Chief Executive Officer, and his wife Ingrid Whitney, certain employees, independent contractors, vendors  and former students own partial interests in CA One Investors, LLC, a limited liability company which owns, through Monterrey Sun and Wind, S.A., a Costa Rican company, 48 acres of land in Esterrillos del Este, Costa Rica.  Our Co-President and Chief Operating Officer is the manager of the limited liability company which is the managing member of CA One Investors LLC. We have no interest in this investment and will not share in any proceeds from the sale of its assets.

Rancho Holdings, S.A. holds a 20% interest in Rancho Monterrey, S.A. and an 8% interest in Monterrey del Este, S.A.  Our Chairman and Chief Executive Officer is the indirect owner of Rancho Holdings, S.A.  A principal of Gulfstream Development Corp. has 50% ownership interest in Rancho Holdings, S.A.’s interest in Rancho Monterrey, S.A.

Our Chairman and Chief Executive Officer and his wife, our Co-President and Chief Operating Officer and his wife, former employees, associates and independent contractors and unrelated third parties have interests in Costa Rica Consulting, LLC (CRC). Our General Counsel is a trustee of an owner of CRC.  CRC owns a 10% share of Rancho Monterrey, S.A.

Our Chairman and Chief Executive Officer, our Co-President and Chief Operating Officer and our Vice President, Real Estate Development are officers of Alico Investors I Management, LLC, which is the managing member of Alico Investors I, LLC, a limited liability company that has sold or is selling membership interests to our students and others.  Our Vice President, Marketing, one of our external attorneys, some of our independent contractors, and a few students are also investors. A member of our Board of Directors was initially part of this company but withdrew.  Alico Investors I, LLC subsequently refunded his investment and he is no longer associated with this project. We do not receive any remuneration from this limited liability company.

Note 6 - Stock options and warrants

Stock based compensation plans

Our 1998 Stock Option Plan provides for the granting of stock options to key employees. Vesting under the 1998 Plan is as follows: 25% of the options vest on the grant date, an additional 25% vests on the completion of the first year of service, another 25% vests on the completion of the second year of service, and 100% of the shares vest at the end of the third year of service. All options expire ten years from the date of grant.

Effective January 1, 2006, we adopted the Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which requires us to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the fair market value of the award as of the grant date. SFAS No. 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. “123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). We adopted SFAS No. 123R using the modified prospective application method of adoption which requires us to record compensation cost related to unvested stock awards as of December 31, 2005, by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with the provisions of SFAS No. 123R and recognized on the same basis as the vesting period. We estimated forfeiture rates for the 2006 and for the first quarter of 2007 based on historical experience.

Prior to 2006, we accounted for stock-based compensation in accordance with APB No. 25 using the intrinsic value method, which did not require that compensation cost be recognized for our stock options provided the option exercise price was established at 100% of the common stock fair market value on the date of grant. Under APB No. 25, we were required to record expense over the vesting period for the value of options granted. Prior to 2006, we provided pro forma disclosure amounts in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (“SFAS No. 148”), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation.

The estimated fair value of the options granted in 2007 was calculated using a Black Scholes Merton option pricing model (Black Scholes model). The following summarizes the assumptions used in the Black Scholes model:

Risk free interest rate	4.54%
Weighted average volatility	76.51%
Dividend yield	0%
Expected term	5.25 Years
Weighted average fair market value at grant date	$4.18

The Black Scholes model incorporates assumptions to value stock based awards. The risk free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument over the contractual term of the equity instrument. Expected volatility is based on the historical volatility of our stock.

Our estimation of expected term is based on the guidelines in SAB No.107 which allows companies whose stock options meet specific criteria to be considered “plain-vanilla” options, thereby allowing the simplified method of estimating expected term to be applied.  Our stock option awards meet the criteria to use the simplified method of calculating expected term.  In our case, this calculation was performed using the average of the midpoints for each vesting tranche. This methodology is not materially different from our historical data on exercise timing.

The following table summarizes the components of our stock-based compensation programs recorded as expense (unaudited, in thousands):

	Three months ended March 31,
	2007	2006

Stock-based compensation expense:
Pretax compensation expense	$293	$252
Income tax benefit	—	—
Stock option expense, net of the related tax effect	$293	$252

As of March 31, 2007, $1.5 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of approximately three years.

The following table presents the activity for options outstanding (unaudited, in thousands, except per share data):

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Outstanding as of December 31, 2006	1,253	$4.49	7.1	$1,317
Granted	220	4.18	10.0	—
Forfeited	(258)	4.68	7.2	20
Exercised	—			—
Outstanding as of March 31, 2007	1,215	$4.40	7.4	$377

Exercisable as of March 31, 2007	799	$4.02	6.5	$363

In the first three months of 2007, stock options for 180,000 shares were granted to a named executive officer and stock options for 10,000 shares were granted to each of the four independent members of the Board of Directors.  During first quarter of 2006, stock options for 25,000 shares were granted to a named executive officer, and stock options were granted for 10,000 shares to two new members of the Board of Directors.

There were no options exercised during the first quarter of 2007.

The following table presents the composition of options outstanding and exercisable (unaudited, options in thousands):

Range of exercise prices	Options outstanding	Price(a)	Options exercisable	Price(a)	Life(a)
$1.81	28	$ 1.81	28	$ 1.81	5.0
1.88	42	1.88	42	1.88	2.4
2.00	159	2.00	159	2.00	2.9
2.55	23	2.55	11	2.55	8.1
3.70	68	3.70	68	3.70	5.9
3.90	15	3.90	13	3.90	6.9
4.18	220	4.18	65	4.18	10.0
4.50	166	4.50	166	4.50	6.8
6.75	459	6.75	229	6.75	8.7
7.60	25	7.60	12	7.60	8.9
9.50	5	9.50	3	9.50	8.9
10.80	5	10.80	3	10.80	8.8
$1.81 to $10.80	1,215	$ 4.40	799	$ 4.02	6.5

(a)                                  Price and Life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

Warrants

The following table presents the composition of warrants outstanding at March 31, 2007 (unaudited, in thousands, except per remaining life data):

Exercise prices	Number of warrants	Remaining life in years
$4.60	42	3.7
5.25	100	2.2
6.00	649	2.7
8.00	100	2.2
$4.60-$8.00	891	2.6

The following table illustrates the activity for warrants outstanding (unaudited, in thousands except exercise price data);

	Number of warrants	Weighted average exercise price
Outstanding as of December 31, 2004	200	$ 6.63
Granted	1,137	6.00
Forfeited	—	—
Exercised	—	—
Outstanding as of December 31, 2005	1,337	$ 6.12
Granted	42	4.60
Forfeited	—	—
Exercised	(488)	6.00
Outstanding as of December 31, 2006	891	$ 6.07
Granted	—	—
Forfeited	—	—
Exercised	—	—
Outstanding as of March 31, 2007	891	$ 6.07

In 2006, we issued 41,667 warrants at an exercise price of $4.60.  In 2005, we sold 1,750,000 shares of common stock and issued warrants for 875,000 shares. Our Chairman and Chief Executive Officer sold 1,250,000 shares of common stock and warrants for an additional 625,000 shares. In addition, in 2005, we issued a unit warrant to our placement agent exercisable to purchase 300,000 units at $4.50 per share (a unit is comprised of one share of stock plus a warrant for one-half share).

There were no warrants granted or exercised during the three months ended March 31, 2007.

Note 7 - Income taxes

We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.  We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment.  When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

As of December 31, 2006, we estimated that our taxable income will not exceed the amount necessary to utilize our deferred tax assets.  Therefore, we increased our valuation allowance from $12.3 million to $13.6 million.  We have a net operating loss carryforward of approximately $28.7 million which will expire in 2026.  We also have an Alternative Minimum Tax Credit of $0.2 million that will carryforward.

Our current net loss supports our assumptions made at December 31, 2006.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation requires that we recognize in our Consolidated Financial Statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  FIN No. 48 provides guidance on recognizing, measuring, presenting and disclosing uncertain tax positions that a company has taken or expects to take on a tax return. We evaluated the impact of the adoption of FIN No. 48 on our financial results as of January 1, 2007 and determined that we do not require an adjustment to reflect this change in accounting principle.

Note 8 – Loss per share

Basic loss per share is calculated using the weighted average number of common shares outstanding.  There are a total of 1,214,900 stock options and 890,719 warrants to purchase common stock outstanding as of March 31, 2007. Additionally, we have combined 450,000 unit placement warrants issued to our placement agent in connection with our December 2005 offering which would be antidilutive and as such were excluded from the computation of diluted loss per share. The following table sets forth the computation for basic and diluted earnings per share (unaudited, in thousands, except for per share data):

	Three months ended March 31,
	2007	2006

Numerator for diluted loss per common share	$ (912)	$ (3,848)
Denominator for basic loss per share - weighted average shares	11,739	10,738
Effect of dilutive securities - options and warrants	—	—
Denominator for diluted loss per share -adjusted weighted average shares	11,739	10,738
Diluted loss per common share	$ (0.08)	$ (0.36)

Where the inclusion of potential common shares is antidilutive, such shares are excluded from the computation.

Note 9 - Segment information

We operate primarily in three business segments:

•                  Real estate education

•                  Financial markets education

•                  International

Our revenues are generated through the sale of real estate and financial market education courses, programs and products.

Segment operating results evaluate earnings before corporate and unallocated shared expenses, gains on sale of assets, net interest income, equity earnings from related parties, income taxes and minority interest (unaudited, in thousands):

	Three months ended March 31,
Segment revenues	2007	2006

Real estate education	$ 28,434	$ 23,462
Financial markets education	23,118	19,755
International	2,796	1,672
Consolidated	$ 54,348	$ 44,889

	Three months ended March 31,
Segment gross profit	2007	2006

Real estate education	$ 3,453	$ 2,723
Financial markets education	8,077	1,471
International	676	38
Consolidated	$ 12,206	$ 4,232

	Three months ended March 31,
Depreciation and amortization expense	2007	2006

Real estate education	$ 271	$ 276
Financial markets education	86	111
International	17	22
Corporate	89	41
Consolidated	$ 463	$ 450

	Three months ended March 31,
Segment identifiable assets	2007	2006

Real estate education	$ 16,271	$ 20,407
Financial markets education	7,526	12,387
International	4,698	5,540
Corporate	66,809	68,519
Consolidated	$ 95,304	$ 106,853

Note 10 - Stockholders’ deficit

On March 8, 2006, we issued 98,156 shares of common stock to the widow of Richard Brevoort, our former President and Chief Operating Officer who passed away in 2002. We recorded $1.4 million in expense in the first quarter of 2006, representing the fair value of the securities issued of $0.9 million and our obligation for related income taxes in the amount of approximately $0.5 million.

On March 29, 2006, we issued long term debt of $3.6 million to acquire the remaining 50% of its consolidated subsidiary SCB Building, LLC. The difference of $0.3 million between the long term debt and the net book value of minority interest of $3.9 million has been recorded as additional paid-in capital.

Note 11 - Commitments and contingencies

Software commitment

In December 2005, we entered into a commitment of $2.5 million for new software which includes licensing, training and maintenance. Development began in the first quarter of 2006 and implementation began in the first quarter of 2007. Additional system enhancements have been required and our estimated total commitment is $4.0 million. Through the first quarter of 2007, we recorded $2.1 million in expense and $0.8 million in capital against this commitment.  Our annual commitments for the licensing and maintenance of other software are approximately $0.4 million.

Property lease

We lease office space for administrative and training requirements. These leases expire from May 2007 to January 2013 (unaudited, in thousands).

	Three months ended March 31,
	2007	2006

Rental expense for operating leases	$ 274	$ 203

Future minimum rental payments under the noncancelable leases included above as of March 31, 2007 are as follows (unaudited, in thousands):

Year 1	$ 1,066
Year 2	806
Year 3	667
Year 4	598
Year 5	544
Thereafter	542
$ 4,223

Other

On November 14, 2006, we were notified by the United States Securities and Exchange Commission (the “SEC”) that the Commission is conducting a formal, nonpublic investigation to determine whether we complied with securities laws in connection with (i) the efficacy or trading success of our stock market education programs, and, (ii) our acquisition of certain other companies. The SEC has requested documents and information from us in the course of their investigation.

On December 11, 2006, we received a subpoena from the United States Attorney’s Office for the Eastern District of Virginia requesting documents and information in connection with an investigation relating to our marketing activities from January 1, 2002 to the present. We were notified that a grand jury investigation related to this matter has commenced. Our Board of Directors established a Special Committee of independent directors to conduct an internal investigation of these activities, the matters that are the subject of the government investigation. The Special Committee’s investigation is ongoing. The Committee has engaged the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to assist with this investigation. Collectively, we provided the SEC and Department of Justice with millions of pages of documents and other requested items. The Company intends to continue meeting the requests of the SEC and Department of Justice for information.

On January 11, 2007, Whitney Canada, Inc., a wholly owned subsidiary, and Whitney Information Network, Inc. received notice of an Amended Motion for Authorization to Institute a Class Action in the Province of Québec, Canada. A class action was requested for all persons who have made various real estate investments, at the alleged inducement, or through, Marc Jémus, François Roy, Robert Primeau and/or their companies, and/or B2B Trust, and/or Whitney Canada, Inc., and/or Whitney Information Network, Inc. and/or Jean Lafrenière.

On January 30, 2007, we were served a complaint by Rodney Durham on behalf of himself and all others similarly situated v. Whitney Information Network, Inc., Russell A. Whitney and Nicholas S. Maturo, filed on December 28, 2006 in the United States District Court in the Middle District of Florida accusing us of securities violations.  The complaint seeks damages for violations of federal securities laws on behalf of all investors who acquired our stock from November 18, 2003 through and including December 15, 2006.

On March 8, 2007, we were served a complaint styled Robert Ghosio, Jr. on behalf of nominal defendant Whitney Information Network, Inc. v. Russell A. Whitney, Nicholas S. Maturo, Frederick A. Cardin, Chester P. Schwartz, Ronald S. Simon and Whitney Information Network, Inc., filed in the United States District Court in the Middle District of Florida.  This action is a derivative complaint alleging that the named defendants violated certain fiduciary and securities laws.

On March 22, 2007, a complaint was received by our wholly owned subsidiary, Whitney Education Group, Inc. The case is Glenn Acciard, et. al. vs. Russell Whitney, individually, John Kane, individually and Whitney Education Group, Inc. et. al., Case No. 07-CA-002190 in the Circuit Court of the Fifth Judicial Court in and for Lee County, Florida alleging that the Company and 18 other defendants not associated with the Company, including two of our executive officers, breached certain of their fiduciary duties to the named plaintiffs, all of whom were our alleged students. The allegations in the complaint include claims of constructive and common law fraud and other violations.

As required under our bylaws and Colorado state statutes, we are indemnifying and advancing expenses to the named independent directors – Messrs. Cardin and Schwartz, as well as employee directors — Messrs. Whitney and Simon, other executive officers and a former executive officer in connection with the investigations by the SEC, Department of Justice and related shareholder and derivative lawsuits.

We have included the direct costs associated with SEC, Department of Justice and related shareholder and derivative lawsuits in “Special items” in our Consolidated Statement of Operations for the three months ended March 31, 2007.

Note 12 - Subsequent events

On April 17, 2007, we finalized the sale of our office building in the United Kingdom. Our proceeds on this sale were $3.8 million. Our net book value of this asset was $3.4 million and the costs to sell the building were $0.3 million, providing us a pretax gain on the sale of $0.1 million, which will be reflected in our second quarter 2007 results. The mortgage payoff on the office building was $2.1 million.

On May 9, 2007, we entered into a purchase and sale agreement to sell our 50% ownership of Tranquility Bay of Southwest Florida, LLC, a Florida limited liability company, to Gulf Gateway Enterprises, LLC, a Florida limited liability company, for the price of $4.2 million. As a part of this agreement, we will loan the buyer $0.3 million to finance the planning and permitting of the property as a residential subdivision. We will secure this loan with the buyer’s 50% ownership interest in Tranquility Bay of Southwest Florida, LLC as collateral. In the event the buyer is unable to pay us $4.2 million by December 31, 2007, we will pursue our collateral. Our net book value on this investment was approximately $2.8 million and we do not have any debt associated with this asset. We will not receive proceeds until and unless this transaction is completed no later than December 31, 2007, and will not record any gain on this asset sale until its proceeds are realized.

On May 14, 2007, we finalized the sale of our original corporate aircraft. We sold the corporate plane for approximately $1.5 million. Our net book value of this asset was $1.4 million, and the repair and commission costs associated with selling the aircraft were $0.3 million, providing us with a pretax book loss of $(0.2) million to be reflected in our second quarter 2007 results. We had a loan for the aircraft for $1.0 million that was satisfied upon closing on the sale of the corporate jet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our consolidated financial condition and results of operations for the periods indicated should be read in conjunction with our Consolidated Financial Statements, related notes and the other financial data included elsewhere in this document. The discussion contains forward-looking statements involving risks, uncertainties and assumptions that could cause our results to differ materially from expectations. Factors that might cause such differences include those described under “Risk Factors,” and elsewhere in this document.

Executive Overview

Our business

In the United States, the United Kingdom, Canada and Costa Rica, we offer postsecondary nonaccredited free introductory workshops, basic training sessions, advanced courses, mentor training, telephonic coaching, software, data and instructional materials in two primary fields of study:

•                  Real estate education

•                  Financial markets education

Through our branded and private label curricula, our content is expansive and our significant investment in these brands provides for the opportunity to build long term value. Our brand portfolio includes:

•                  Free introductory workshops and basic training sessions for real estate investment:

•                                          Russ Whitney®’s Building Wealth™

•                                          Teach Me Foreclosure™ & Real Estate Investing

•                                          Rich Dad® Education

•                                          Private label brands:

•                  M2 Advantage®

•                  Real Estate Success System

•                  Free introductory workshops and basic training sessions for financial markets:

•                                          Teach Me to Trade®

•                                          Private label brand:

•                  Stock Success System™

•                  Our umbrella brand for advanced courses:

•                                          Wealth Intelligence Academy®

The advanced courses of study under the Wealth Intelligence Academy® brand include:

• Millionaire U™ real estate advanced training
• Rich U™
• Wholesale buying
• Foreclosure training
• Lease option
• Property management and cash flow

• Keys to creative real estate financing
• Asset protection & tax relief
• Mentor field training
• Discount notes and mortgages
• Manufactured mobile homes and recreational vehicle parks
• Rehabbing for profit
• Tax liens and deeds
• Commercial real estate investing
• Domestic and international land investment and development
• Master Trader™	• practical trading techniques
• The Trading P.I.T.™	• hedging techniques
• The Advanced P.I.T.™	• spread strategies
• H.I.T.S.™	• single stock futures and ETFs
• The Trading Room™	• practical trading structures and routines
• Advanced Covered Calls	• strategies to use options to improve cash flow and hedge risk
• Advanced Technical Analysis	• strategies to manage trades in different market conditions

We offer our students various learning formats and multiple delivery options for our educational content including:

•                  Live instruction in classroom settings

•                  Onsite mentoring

•                  Telephonic coaching

•                  Electronic access

• live eLearning

• On-demand via the Internet

• Digital video disc (DVD)

•                  Conferences

Economic trends in real estate and financial markets, as well as changes in overall employment levels, consumer confidence, and inclination toward earlier retirement age impact overall customer demand of our products.  We adapt our curricula and marketing message to address these changing trends.  We are cognizant that we compete in an area where the barriers to entry are low with respect to content development; however, access to students and the fulfillment of courses requires substantial cash outflow before cash inflow is realized in the form of tuition.

Approximately 24.0% of the students attending the free introductory workshops purchased one or more of our basic training sessions during the first quarter of 2007, a decline from 26.9% in the first quarter of 2006. For basic training sessions and advanced courses, the student pays the tuition at the time of registering for the course or program. As reflected in the following chart, cash received from course and product sales differs from the revenue reported for financial statement purposes, primarily because of our Revenue recognition policy, as discussed below in the section entitled, “Critical Accounting Policies.”  The cash received as indicated in this chart primarily relates to coursework and programs that we will fulfill and recognize as revenue in future periods.  Many of the costs associated with the purchased coursework and programs have been incurred and realized in our current financial results (unaudited, in thousands):

	Three months ended March 31,
	2007	2006

Cash received from course and product sales	$ 51,532	$ 57,267
Net change in deferred revenue	(2,816)	12,387
Revenue for financial reporting purposes	$ 54,348	$ 44,889

We endeavor to increase revenue at a rate faster than we increase expenses through levering fixed costs, improving our marketing and course delivery efficiency, and by prudently raising prices.  However, the timing of revenue recognition may affect the ratio of expenses to revenue and will create fluctuations from period to period.  Therefore, operating margins are impacted by the recognition of revenue associated with course breakage.  In the first quarter of 2007 course breakage revenue increased 108% over the comparable period in 2006, reflecting the recognition of course breakage which commenced in the fourth quarter of 2006 period in both our Financial markets education segment and our United Kingdom business unit. We recognized $11.0 million from course breakage in the three months ended March 31, 2007, compared with $5.3 million in the first quarter of 2006; $5.1 million of the increase is attributable to course breakage in our financial markets education segment and $0.7 million of the increase is attributable to our United Kingdom business unit.

Our operating results are expressed as a percentage of revenue below (unaudited):

	Three months ended March 31,
	2007	2006

Revenue	100.0%	100.0%
Operating expenses:
Direct course expenses	48.1	58.9
Advertising and sales expenses	29.4	31.6
General and administrative expenses	17.8	19.2
Special items (a)	6.7	—
	102.0	109.7
Loss from operations	(2.0)	(9.7)

Other income:
Other income	0.1	0.3
Interest income, net	0.6	0.7
Equity (loss) from related parties	(0.3)	0.1
	0.4	1.1
Loss before income taxes	(1.6)	(8.6)
Income tax provision	(0.1)	—

Net loss	(1.7)%	(8.6)%

(a)          Special items expense includes direct costs associated with the United States Securities and Exchange Commission and the Department of Justice investigations, class action and derivative lawsuits.

Our cost structure is particularly sensitive to increasing television advertising and production costs and travel related expenses. However, a very meaningful part of our cost structure is variable in nature, such as instructor, field representative and outreach related costs which are primarily a function of sales realized.

We obtain the majority of our students through free introductory workshops. These introductory workshops are conducted in various metropolitan areas in the United States, the United Kingdom and Canada. Prior to the actual workshop, we expend a significant amount of money in the form of advertising through various media channels. The following table indicates the expense categories, with expenditures by category expressed both in total dollars spent and as a percentage of the total, that comprise advertising and sales expense for the three month periods ended March 31, 2007 and 2006 (unaudited, in thousands):

	Three months ended March 31,
Expense category	2007		2006

Television expense	$9,756	61.0%	$9,662	68.0%
Direct mail expense	1,718	10.8	1,501	10.6
Newspaper expense	614	3.8	382	2.7
Internet expense	1,336	8.4	36	0.3
Radio expense	257	1.6	—	—
Media spending	13,681	85.6	11,581	81.6
Outreach sales commissions	2,308	14.4	2,621	18.4
Advertising and sales expense	$15,989	100.0%	$14,202	100.0%

Our advertising and sales expense represented approximately 29.4% of our revenue during the first three months of 2007 as compared with 31.6% of revenues for the quarter ended March 31, 2006.  The decline as a percentage of revenue was aided by the significant increase in revenue related to course breakage when compared to the first quarter of 2006.

Gross profit increased to $12.2 million in the first quarter of 2007, compared to $4.2 million in the first quarter of 2006.  This increase is partially attributable to the $11.0 million in revenue recognized from course breakage in the first quarter of 2007, compared to $5.3 million in the first quarter of 2006.  Our gross profit margin in the first quarter of 2007 was 22.5% compared to 9.4% in the first quarter of 2006, an improvement of 13.1 percentage points.  This improvement is primarily attributable to the increase in revenue recognized from course breakage noted above as much of the expenses attributable to this revenue were recognized in previous periods.

Adjusted EBITDA

As used in our operating data, EBITDA means net loss before income taxes plus interest expense, depreciation and amortization expense, as well as impairment of assets, special items (including the costs associated with the United States Securities and Exchange Commission and the Department of Justice investigations, class action and derivative lawsuits, interest and nonoperating income, stock option and warrant compensation expense, minority interest and equity earnings in related parties and loss from the sale of assets. We refer to “Adjusted EBITDA” to mean EBITDA adjusted for the net change in deferred revenue less the net change in deferred course expenses. Adjusted EBITDA is not a financial performance measurement under generally accepted accounting principles.

We use Adjusted EBITDA as a key measure in evaluating our operations and decision-making. We feel it is a useful measure in determining our performance since it takes into account the change in deferred revenue and deferred course expenses in combination with our operating expenses. We reference Adjusted EBITDA frequently since it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance in our industry. We plan and forecast our business using Adjusted EBITDA, with comparisons of actual to planned and forecasted Adjusted EBITDA and we provide incentives to management based on Adjusted EBITDA goals. In addition, we provide Adjusted EBITDA because we believe investors and security analysts find it to be a useful measure for evaluating our performance.

The vast majority of our costs to acquire the student have been expended up to the point of registration, such as media, travel, facilities and instructor fees for the introductory workshops; these costs are expensed when incurred. However, the tuition paid at registration is deferred until the course is attended by the student, the student has received the course content in an electronic format, or the contract expires, at which time the revenue is deemed earned. Thus, reporting under generally accepted accounting principles in the United States of America (U.S. GAAP) creates significant timing differences with respect to revenue and expenses, both in our Consolidated Statements of Cash Flows and Consolidated Statements of Operations. As a result of these factors, our operating cash flows can vary significantly from our results of operations for the same period. For this reason we believe Adjusted EBITDA is an important non-U.S. GAAP financial measure.

Adjusted EBITDA should not be considered as an alternative to net loss, cash flows provided by operations, investing or financing activities or other financial statement data presented in the Consolidated Financial Statements as indicators of financial performance or liquidity. Items excluded from Adjusted EBITDA are significant components in understanding our financial performance. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similar titled measures of performance from other companies.

All financial information is expressed in thousands (unaudited).

	Three months ended March 31,
	2007	2006

Net loss	$(912)	$(3,848)
Special items	3,643	—
Interest income, net	(332)	(326)
Other income	(90)	(167)
Income tax provision	61	—
Stock gift	—	937
Stock option and warrant compensation expense	293	252
Depreciation and amortization	463	450
Equity in loss (earnings) from related parties	177	(30)
Loss on sale of assets	2	—

EBITDA	3,305	(2,731)

Net change in deferred revenue	(2,816)	12,378
Net change in deferred course costs	346	(1,051)
Adjusted EBITDA	$835	$8,596

Adjusted EBITDA as a percentage of cash received from course and product sales	1.6%	15.0%

Business segments

We operate in three business segments: real estate education, financial markets education and international.  The proportion of revenue of each segment is as follows (unaudited):

	Three months ended March 31,
As a percentage of total revenue	2007	2006

Real estate education (domestic)	52.3%	52.3%
Financial markets education	42.5	44.0
International	5.2	3.7
	100.0%	100.0%

Real estate education segment

We began providing basic and advanced real estate investment training in 1992 with our historical flagship brand

Russ Whitney®’s Building Wealth™.  We have added to our brand portfolio by offering our students relevant and timely real estate education offerings.  We launched Teach Me Foreclosure™ & Real Estate Investing in 2006.  Also in 2006, we launched Rich Dad® Education, in alliance with Rich Global, LLC, which is based on the investing principles and philosophy of Robert Kiyosaki, which he describes in his best-selling book, Rich Dad Poor Dad.

Gross profit in the real estate education segment was $3.5 million in the first quarter of 2007, compared to $2.7 million in the first quarter of 2006, an increase of $0.8 million, or 26.8%.  The gross profit margin increased to 12.1% in the first quarter of 2007, as compared with 11.6% in the first quarter of 2006, an increase of 0.5 percentage points.

Financial markets education segment

EduTrades, our financial markets education division, began operations in July 2002, with the acquisition of Teach Me to Trade®, and the commencement of sales in the fourth quarter of 2002.

One-half of all U.S. households own stocks, either directly or through a mutual fund or retirement plan, according to a 2005 survey by the Securities Industry Association, Federal Reserve Board and U.S. Census Bureau. This represents 56.9 million households in 2005, as compared with 40.0 million ten years ago, and 15.9 million in 1983. Investment in the stock market and in mutual funds continues to be significant. In 2005, equity fund inflows were $147.6 billion, and increased to $157.9 billion in 2006.

Approximately 67% of all equity investors are between the ages of 35 and 64, with a median and mean age of 51 years of age, the peak earning and investing years, according to the Securities Industry Association/Investment Company Institute survey. According to the U.S. Census Bureau and the same survey, of the 91.1 million individuals, or approximately one-third of all Americans, who own equities:

•              $65,000 is the median household income

•              $125,000 is the median household asset level

•              70% are married

•              56% are college graduates

•              70% are employed.

Since the time of the survey, investment in the stock market and mutual funds continues to be substantial, and there has been significant growth in investments in alternate financial instruments such as options, single stock futures and indexes. Trading in option contracts reached record levels again in 2006. According to the Chicago Board Options Exchange (“CBOE”), there were 674.7 million option contracts traded in 2006 compared with 468.2 million in 2005, a 44.1% increase. This trend has continued through the first four months of 2007, where trades in option contracts have increased 34% to 274.0 million contracts.  The volume of exchange traded funds on the CBOE increased by 64.5% in 2006 as compared to 2005.

Gross profit in the financial markets education segment was $8.1 million in the first quarter of 2007, compared with $1.5 million in the first quarter of 2006, an increase of $6.6 million, as 449.1%.  The gross profit margin increased to 34.9% in the first quarter of 2007, compared to 7.4% in the first quarter of 2006, an increase of 27.5 percentage points.  The financial markets education segment benefited from the revenue recognized from course breakage of $5.1 million in the first quarter of 2007, compared to none recognized in the first quarter of 2006.

International segment

Our international segment provides investor education in the United Kingdom and Canada. During the first three months of 2007, the international segment’s revenue represented approximately 5.1% of total revenue, which is slightly higher than the approximate 3.7% of revenue in same period of 2006. During 2006, we completed a review of our entire international strategy. The review took place so we could assess whether market conditions supported a further investment of resources in the international marketplace and, conversely, if we should consider exiting the international market.

The review consisted of:

•                  Assessing the current state, outlook and trends for the postsecondary education market with an emphasis in real estate and financial markets education for the individual investor

•                  Dimensionalizing the market potential and our business model

•                  Supporting our brand positioning, our competitive strengths and overall business case to warrant investment outside North America, through:

•                                          Clarifying the positioning of the respective brands in our portfolio

•                                          Identifying core competencies

•                                          Articulating competitive strengths and weaknesses

•                                          Benchmarking operating metrics to industry norms and selected competitors

•                                          Evaluating our financial capabilities and opportunities

•                                          Reviewing other points of differentiation

•                  Articulating our international five year strategic, development and economic plan

•                  Prioritizing our initiatives over the near term and developing a tactical plan

As a result of our review, we concluded that the United Kingdom and Canadian markets would support expansion of two of our brands, Teach Me to Trade® and Rich Dad®Education.  We introduced Rich Dad®Education into the United Kingdom in the second quarter of 2007.  We may also expand to the European continent in the near future.

Gross profit in the international segment was $0.7 million in the first quarter of 2007, compared with less than $0.1 million in the first quarter of 2006.  The gross profit margin increased to 24.2% in the first quarter of 2007, compared to 2.3% in the first quarter of 2006, an increase of 21.9 percentage points.  The international segment benefited from $0.7 million of revenue recognition from course breakage in the first quarter of 2007, compared to none in the first quarter of 2006.  No revenue was recognized from course breakage in the first quarter of 2006 as we did not have sufficient data.

Noncore investments

We also have investments in various projects that are noncore to our mission. These investments were opportunistic in nature and leverage the experience of our Chairman and Chief Executive Officer in real estate development. The investments we currently hold have not materially impacted our liquidity.

As of March 31, 2007, our noncore investments consisted of equity interests in real estate ventures in Costa Rica and Southwest Florida.  We are actively pursuing the sale of these investments.

Costa Rica investment

Our interests in Costa Rica include equity investments in three entities: Rancho Monterrey, S.A, Monterrey del Este, S.A., and Monterrey del Mar, S.A.  Our direct investment in these entities includes initial and working capital advances net of our accumulated loss (of $0.1 million through March 31, 2007) amounted to $2.7 million and $2.8 million, as of March 31, 2007 and December 31, 2006, respectively.  Additional investments in these and other entities exist through indirect investments by related parties, including certain executive officers.

Our interest in these Costa Rican entities as of March 31, 2007 includes:

•                  30% of Rancho Monterrey, S.A., a Panamanian entity with ownership of approximately 394 acres of undeveloped land on the Pacific coast,

•                  Rancho Monterrey, S.A. also owns 33% of Monterrey Group, S.A., which owns approximately two and one-half acres of beachfront land concession adjacent to a hotel property,

•                  8% of Monterrey del Este, S.A., a Panamanian entity with ownership of approximately 445 acres of Costa Rican undeveloped land contiguous to Rancho Monterrey, S.A.,

•                  Monterrey del Este S.A. also owns 33% of Monterrey Group, S.A., which owns approximately two and one-half acres of beachfront land concession adjacent to a hotel property,

•                  51% of Monterey del Mar, S.A., a Panamanian company, established for the purpose of acquiring and developing a hotel property on the Pacific coast of Costa Rica,

•                  Monterrey del Mar, S.A. is the trust beneficiary of a Costa Rican company, Mar y Tierra del Oeste, S.A., which owns a beachfront land concession.

For the three months ended March 31, 2007 and 2006, our share of the losses related to our direct equity interests were $0.2 million and $0.1 million, respectively.  We account for our ownership shares in these entities under the equity method of accounting.  Since the second half of 2006, we acquired additional equity shares in Monterrey del Mar, S.A. so we can control this entity and direct its final disposition. We reached a 51% ownership in this investment in March 2007. We evaluated reporting this acquisition on a consolidated basis as is the preferred method under U.S. GAAP when a majority ownership is obtained; however, we do not believe that this accounting treatment would provide meaningful information as we intend to dispose of the asset in the near future. By not consolidating this entity, we will avoid frequent changes in the composition of the consolidated group stemming from short-term activities that are not part of our core ongoing operations. As of March 31, 2007, we had obtained a letter of intent to purchase our ownership shares in this property.

Additionally, we hold a 100% interest in a 7,200 square foot conference center in Monterey, Costa Rica and the land on which it is situated. The historical cost and related accumulated depreciation are reflected in our Consolidated Balance Sheets under the caption “Property and equipment.”  The net book value of the conference center was $0.8 million (unaudited) and $0.8 million as of March 31, 2007 and December 31, 2006, respectively.

Our Chairman and Chief Executive Officer, Co-President and Chief Operating Officer and other current and former employees of our Company have direct or indirect investments in Costa Rica.  The following table summarizes the respective ownership interests by us, certain executive officers and related parties with respect to Costa Rica (as a percentage of total equity ownership) as of March 31, 2007:

Entity	Company	Chairman and CEO	Co-President and COO	Total
Rancho Monterrey, S.A.	30%	11%	1%	42%
Monterrey del Este, S.A.	8%	8%	—	16%
Monterrey del Mar, S.A.	51%	—	—	51%

Moreover, there are two additional projects in Costa Rica, known as Monterrey Green Acres, S.A. and Monterrey Sun and Wind, S.A., both Costa Rican companies, which are adjacent to our Costa Rica investments, but in which we do not have any equity interests.  However, our Chairman and Chief Executive Officer, our General Manager, eBusiness, other existing and former employees, one of our external attorneys, and some independent contractors who work for us, vendors and former students have all invested in at least one of the previously named projects.

Southwest Florida investment

In 2004, we entered into a joint venture under which we hold a 50% interest in Tranquility Bay of Southwest Florida, LLC which owns 74 acres of land zoned for residential development in Southwest Florida. The investment entity has no ongoing activity other than minimal costs of carrying the land. Under the equity method of accounting, we recorded our share of these costs, which were insignificant for the three months ended March 31, 2007 and 2006. Subsequent to March 31, 2007, we entered into a purchase and sale agreement for the sale of this property (See Note 12—Subsequent Events).

Critical accounting policies

Revenue recognition policy

We are engaged primarily in the business of providing real estate and financial education to individual students through courses of study as well as educational materials. We offer our students multiple course packages. Students pay for the courses in advance and we record the proceeds from the sale of courses as deferred revenue when it is received.

In the normal course of business, we recognize revenue based on:

•                  student attendance of the course, event, mentor training, coaching session or delivery of software, data and materials; or

•                  determination that the likelihood of the attendance by the student is remote (course breakage), which is based on the historical:

•                  percentage of students who never attended a course and those students who never attended a course subsequent to expiration; and

•                  highest number of days in which 95% of those students who attended our courses subsequent to expiry.

The student is permitted to attend courses (in all available learning formats) throughout the life of the student’s contract. We allow students to attend courses subsequent to expiration upon request. The tuition is generally nonrefundable. A student may receive a refund, where required by law, within three days of the purchase by exercising a right of rescission. In such cases, the corresponding amount of deferred revenue is relieved with no impact on the Consolidated Statements of Operations.

We determine our course breakage rate based upon estimates developed from historical student attendance patterns.  This rate is calculated each balance sheet date using verifiable and objective supporting data. Based on our historical information, we can determine the likelihood of an expired course remaining unattended. Moreover, we determined that we do not have a legal obligation to remit the value of expired courses to relevant taxing jurisdictions.

To the extent discreet, new business units do not have three full years of data (subsequent to course expiration) we recognize revenue based upon course attendance.  Only at such time that we have developed verifiable and objective data over a three year period subsequent to course expiration will we apply course breakage based on the methodology described above.

Revenue recognized from course breakage was $11.0 million (unaudited) for the three months ended March 31, 2007, compared with $5.3 million (unaudited) for the three months ended March 31, 2006, an increase of $5.7 million. The large increase is primarily due to the breakage in our financial markets education segment and United Kingdom business for the first three months of 2007. No breakage existed for these business segments for the first three months of 2006 as we did not have sufficient data at that time. Revenue from course breakage was 20.2% and 11.8% of total revenue for the quarters ended March 31, 2007 and 2006, respectively.

We have expanded our options for course delivery towards our goal of reducing the number of expired contracts.  Additionally, we have increased the number of courses offered on DVD and the opportunities to take courses via the Internet and have expanded our location options for students within the United States. We have also implemented outreach notifications by email and the U.S. mail as courses near expiration.

Teleconferencing and subscription services

As required by Financial Accounting Standard Board’s Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables and the SEC’s Staff Accounting Bulletin No. 104, our teleconferencing product and service offering is an arrangement with multiple deliverables. The delivered items should be considered a separate unit of accounting if all of the following criteria are met:

•                  The delivered item(s) has value to the customer on a standalone basis. That item(s) has value on a standalone basis if it is sold separately by any vendor or the customer could resell the delivered item(s) on a standalone basis. In the context of a customer’s ability to resell the delivered item(s), the Task Force observed that this criterion does not require the existence of an observable market for the deliverable(s).

•                  There is objective and reliable evidence of the fair value of the undelivered item(s).

•                  If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

We determined the criteria detailed above have been met:

•                  The product and the service have value to the student on a standalone basis.

•                  The product can be and is sold separately.

•                  There is objective and reliable evidence to determine the value of the product.

•                  There are no general rights of return for the teleconferencing offering.

We recognized as revenue the product portion of the deliverable at point of purchase, and amortize the service component over the life of the package.

From a balance sheet perspective, the liability which we designate as “deferred revenue,” will increase as cash receipts are collected in advance and the classes to which they pertain have not yet taken place or the students have not attended. When there are more courses attended, as compared to the amount of new course sales, our deferred revenue will decrease and therefore increase our earnings.

Advertising and sales expense and prepaid advertising

Advertising costs and direct sales expenses are expensed as incurred. Advertising paid in advance is recorded as prepaid until such time as the advertisement is published.

Deferred expenses

Certain direct course expenses are deferred until such time the course is conducted and the related revenue is earned.

Historically, the amount of cash received from course and product sales is directly related to the amount of advertising and direct sales expenses incurred. The cash received from advanced course sales can be deferred to over three years after the advertising and sales expenses are incurred. Our Consolidated Statements of Operations can show increased losses, or reduced net earnings, in periods in which course registration and cash receipts are growing at a fast rate, and conversely, show increased earnings, or reduced net losses, in periods of declining course registrations and cash receipts.

First quarter 2007 compared to First quarter 2006

Revenue

Revenues for the quarter ended March 31, 2007 were $54.3 million, an increase of 21.1% from $44.9 million for the quarter ended March 31, 2006 (unaudited, in thousands):

	Three months ended March 31,		%
	2007	2006	Change

Cash received from course and product sales:

Basic training sessions	$7,668	$6,337	21.0%
Advanced courses	36,835	45,022	(18.2)
Product sales	3,433	3,445	(0.3)
Other	3,596	2,463	46.0
Total cash received from course and product sales	$51,532	57,267	(10.0)
Net change in deferred revenue	(2,816)	12,378	N/M
Revenue for financial reporting purposes	$54,348	$44,889	21.1%

The first quarter of 2007 benefited from $11.0 million in revenue recognition due to course breakage compared with $5.3 million in the same period in 2006.  The increase of 108% over the comparable periods in 2006 is primarily attributable to the recognition of course breakage commencing in the fourth quarter of 2006 in both our financial markets education segment ($5.1 million) as well as our United Kingdom business unit ($0.7 million).

The following illustrates the number of educational events for the comparative periods:

	Three months ended March 31,
	2007	2006	Change
Number of courses
Free introductory workshops	1,468	1,231	19.3%
Basic training sessions	251	228	10.1
Advanced live courses	147	143	2.8
Advanced electronic courses	34	59	(42.4)
	1,900	1,661	14.4%

In the first quarter of 2007, total cash received from course and product sales was $51.5 million, compared with $57.3 million in the first quarter of 2006, a decline of $5.7 million, or 10.0%.

Cash received from course and product sales in the real estate education segment increased to $32.8 million in the first quarter of 2007, compared with $28.2 million in the first quarter of 2006, a $4.6 million, or 16.3% increase.  This increase was primarily attributable to the launch of our Teach Me Foreclosure™ & Real Estate Investing and Rich Dad®Education brands, both of which were launched in the fourth quarter of 2006.  However, the increase attributed to the newly launched brands was partially offset by declines at both our Russ Whitney®’s Building Wealth™ and Cash Flow Generator® brands.  The declines in cash received from course and product sales in these brands is primarily due to the decreased interest among prospective students from the ongoing news reports that cite a downturn in the housing market which causes the perception that real estate is a less attractive investment.  This results in a higher cost to acquire students.  Also, we suspended the activities of our Cash Flow Generator® brand until such time as we can relaunch with a stronger technology underpinning.

Cash received from course and product sales in the financial markets education segment totaled $15.6 million in the first quarter of 2007, compared with $27.0 million in the first quarter of 2006, a decline of $11.4 million, or 42.2%.  The decline in cash received from course and product sales is primarily attributable to reduced amount of advanced course sales at our basic training sessions, new instructors due to recent turnover and less effective marketing messages.  In addition, we discontinued our STAR Trader® brand during the first quarter.

Cash received from course and product sales in our international segment totaled $3.1 million in the first quarter of 2007, compared with $2.1 million in the first quarter of 2006, an increase of $1.0 million, or 47.6%.  The growth is attributed to an increase in the number of students purchasing our courses in Canada and the United Kingdom in the first quarter of 2007 as compared with the first quarter of 2006.

Prospective students registering for our free introductory workshops via our branded websites declined 3.6 percentage points for the three months ended March 31, 2007 when compared with the three months ended March 31, 2006. We introduced on-line advertising in late 2006.  This category sourced 8.0% of the prospective students in the first quarter of 2007.  The following chart reflects the media source by which prospective students accessed our free introductory workshops:

	Three months ended March 31,
	2007	2006

Television	54.3%	68.5%
Direct mail	14.4	11.5
Newspaper	4.7	1.4
Website	15.0	18.6
Online advertising	8.0	—
Other	3.6	—
	100.0%	100.0%

Operating expenses

Direct course expenses

Direct course expenses relate to our free introductory workshops, basic training sessions and advanced courses, and consist of instructor fees, facility costs, salaries associated with our field representatives and related travel expenses, as well as mentor compensation, coaches’ compensation, data supplied to us which we resell and instructional materials.

In the three months ended March 31, 2007, direct course expenses decreased $0.3 million to $26.2 million, or a 1.1% decrease from $26.5 million in the same period of 2006, primarily due to lower event expenses, instructor commissions and product and data costs.  As a percentage of revenue, direct course expenses improved 10.8 percentage points (pp) from 58.9% in the three months ended March 31, 2006 to 48.1% in the same period in 2007.  The decline as a percentage of revenue was aided by the significant increase in revenue related to course breakage when compared to the first quarter of 2006.  The components of direct course expenses as a percentage of revenue changed as follows:

	Margin change 2007 vs. 2006
	Increase (decrease)
Decrease in event expense as a percentage of revenue	(8.9)	pp
Decrease in sales commissions as a percentage of revenue	(1.5)
Decrease in product cost as a percentage of revenue	(0.4)
	(10.8	)pp

Advertising and sales expenses

Advertising and sales expenses as a category consists of two components:

•                                                                  Purchased media to generate registrations to our free introductory workshops

•                                                                  Costs associated with supporting student recruitment

Advertising and sales expense for the first quarter of 2007 was $16.0 million, an increase of 12.6% (or $1.8 million) compared with $14.2 million for the comparable period of 2006. Advertising and sales expense in the 2007 period was 29.4% of revenue, as compared to 31.6% of revenue for comparable period in 2006.  The decline as a percentage of revenue was aided by the significant increase in revenue related to course breakage when compared to the first quarter of 2006.  The following chart illustrates this change of 2.2 percentage points (pp):

	Margin change 2007 vs. 2006
	Increase (decrease)

Decrease in creative expense for new commercials as a percentage of revenue	(0.7	)pp
Decrease in telemarketing sales commission as a percentage of revenue	(1.5)
	(2.2	)pp

Our media spending increased by 18.1% in the three months ended March 31, 2007 over the same period in 2006. We also shifted some of our media spending from television and newspaper to Internet advertising during the past year, as reflected in the following media spending as a percentage of total media spending:

	Three months ended March 31,
	2007	2006

Television	71.3%	83.4%
Direct mail	12.4	13.0
Newspaper	4.5	3.3
Internet, radio and other	11.8	0.3
	100.0%	100.0%

General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, facility expense and travel for the corporate staff.

General and administrative expenses were $9.7 million in the three months ended March 31, 2007, an increase of $1.1 million, or 12.3%, as compared with $8.6 million for the three months ended March 31, 2006. As a percentage of revenue, general and administrative expenses decreased from 19.2% of revenues in 2006 to 17.8% of revenue in 2007. The decline as a percentage of revenue was aided by the significant increase in revenue related to course breakage when compared to the first quarter of 2006.

General and administrative expenses for 2007 included:

The incremental general and administrative expenses when compared to the same period in 2006 include:

•      $1.7 million in salaries, benefits and other infrastructure spending, net

•      $0.4 million in expenses associated with the implementation of our customer relationship management system

•                  $0.1 million in moving costs associated with the office move to our Murray, Utah offices and facilities and maintenance costs in our Cape Coral Florida headquarters

Prior year’s general and administrative expenses included a $1.4 million stock gift to the wife of the former President and Chief Operating Officer who passed away in 2002.

Special items

Special items incurred in the three months ended March 31, 2007 totaled $ 3.6 million and consisted of professional fees and other direct costs associated with the proceedings by the United States Securities and Exchange Commission, the Department of Justice and class action and associated derivative lawsuits.  There were no special items in the first quarter of 2006.

Loss from operations

We had an operating loss of $1.1 million in the three months ended March 31, 2007, compared to a loss of $4.4 million from operations in the comparable 2006 period. Our increase in revenue of 21.1% more than offset the 12.5% increase in operating expenses. The primary contributor to the improvement was the recognition of $5.7 million in incremental course breakage revenue for the three months ended March 31, 2007 as compared with the three months ended March 31, 2006.  This incremental revenue has an insignificant direct corresponding expense in the current 2007 period.

Other income

Other income in the first quarter of 2007 was $0.1 million as compared with $0.2 million for the first quarter of 2006.

Interest income, net, for the three months ended March 31, 2007 was $0.3 million, the same as in the comparable 2006 period.

Income tax provision

In the first quarter of 2007, we recorded approximately $0.1 million in state income tax expense as compared with nil for the first quarter of 2006.

Net loss

Net loss for the quarter ended March 31, 2007 amounted to $0.9 million, compared to a net loss of $3.8 million for the quarter ended March 31, 2006.

Liquidity and capital resources

Our capital requirements consist primarily of working capital and capital expenditures. Historically, we have funded our working capital and capital expenditures using cash and cash equivalents on hand. As of March 31, 2007, cash, cash equivalents and restricted cash increased by $3.2 million to $43.9 million from December 31, 2006.

Cash provided by operations in the first three months of 2007 decreased 75.2% to $2.2 million, or $6.5 million lower than the $8.7 million provided in the three months ended March 31, 2006.  A primary driver for the reduced cash provided by operations was the decrease in cash received from course and product sales of $5.7 million for the quarter ended March 31, 2007 as compared with March 31, 2006. Cash expensed during the first quarter of 2007 on costs associated with the various investigations and lawsuits also contributed to the reduced cash flows from operations.

Cash used in investing activities was $0.7 million in the first quarter of 2007, as compared to $1.0 million provided by investing activities from the same period in 2006.  In the quarter ended March 31, 2007, we had $1.7 million in capital expenditures including: $0.1 million in computer hardware associated with our customer relationship management system, $0.4 million in leasehold improvements and furniture primarily associated with our new Murray, Utah location and $0.2 million related to renovations to our new corporate airplane. In the same time period in 2006, we had proceeds of $1.7 million on a note receivable, accounting for the change from year to year.

We will deploy excess capital, if any, to invest in property and equipment in future periods for growth, computer and software upgrades and geographic expansion. We will continue to pursue opportunistic, strategic acquisitions.   We are seeking to finance our corporate aircraft we purchased in the fourth quarter of 2006.  We executed a purchase and sale agreement for our original corporate aircraft in November 2006 and we closed in May 2007. (See Note 12—Subsequent events)

Cash used in financing activities was $0.1 million for the three months ended March 31, 2007, as compared with $4.7 million used in financing activities for the three months ended March 31, 2006. The $4.6 million change from prior year is primarily due to the $5.1 million cash payment to our Chairman and Chief Executive Officer in January 2006 related to the sale of his common stock in December 2005. The $5.1 million was held by us at the end of December 31, 2006.

The majority of our cash equivalents are invested in short term, liquid, investment grade commercial paper with yields ranging from 5.1% to 5.3%.  Restricted cash balances, consisting primarily of funds on deposit with credit card processors, amounted to $8.4 million at March 31, 2007 and $6.5 million at December 31, 2006. At March 31, 2007 and December 31, 2006, we used letters of credit to secure merchant accounts and certain state bonding requirements for the amount of $1.1 million and $1.1 million, respectively, which are supported by certificates of deposit which earn interest rates ranging from 5.1% to 5.3%.

In connection with the investigations by the SEC, Department of Justice and related shareholder and derivative actions, we are expending a significant amount of financial resources. We estimate that through March 31, 2007, we have incurred over $4.2 million in professional and external direct costs associated with these matters ($3.6 million in the first three months of 2007).  The costs of the investigations and legal proceedings may have a material adverse effect on the Company. We do not know what the full costs of the investigation or any fines or penalties, if any, will be, nor do we know to what extent our insurance carriers will reimburse us for these expenses.

Our credit card vendor previously provided to us an unsecured credit line of approximately $4.2 million. Subsequent to March 31, 2007, we were notified that cash collateral will be required at an estimated $5.0 million in an interest bearing account. Accordingly, our restricted cash balances will increase and a corresponding decrease in cash and cash equivalents will be reflected in our June 30, 2007 Consolidated Balance Sheets. Our cash provided by operations will be adversely impacted by the same amount.

Historically, we have been able to fund of our operations primarily through existing working capital.  However, the current investigations by both the SEC and Department of Justice and the related shareholder and derivative actions may severely limit our ability to obtain external sources of capital.

As a result of a significant deferred revenue balance, our working capital deficit will continue for the foreseeable future.  We intend to continue to use working capital for operating purposes.

From time to time, we evaluate potential acquisitions of business products or technologies that complement our business. To the extent that resources are insufficient to fund future activities, we may need to raise additional funds. However, there can be no assurance that additional funding, if needed, will be available. If adequate funds are not available on acceptable terms, we may be unable to expand our business, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

The following reflects our commitments for debt and other commitments as of March 31, 2007 (unaudited, in thousands):

	Debt	Operating lease commitments	Total
2008	$3,066	$1,066	$4,132
2009	73	806	879
2010	39	667	706
2011	42	598	640
2012	44	544	588
Thereafter	2,772	542	3,314

	$6,036	$4,223	$10,259

Additionally, in December 2005, we entered into a commitment for a new customer relationship management (CRM) system. The initial commitment was $2.5 million. Additional necessary system enhancements have raised our total commitment to $4.0 million and includes installation, training and support services.   Implementation began in the first quarter of 2006.  Through March 31, 2007, we have spent $2.1 million in expense and $0.8 million in capital against this commitment.  Our annual commitments for the licensing and maintenance of other software are approximately $0.4 million.  Moreover, we will continue to expend monies as we complete the implementation and continue enhancements to our CRM application.

Item 8.01.  Other Items

Developments in the United States Securities and Exchange Commission and Department of Justice investigations

Interviews with WilmerHale

On May 14, 2007, we received a copy of a letter from the legal counsel of our Chairman and Chief Executive Officer, Russell A. Whitney, addressed to Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) indicating that Mr. Whitney, upon the advice of his counsel, would not be submitting to an interview at this time with WilmerHale.

Our Co-President and Chief Operating Officer’s counsel has not yet indicated whether Ronald S. Simon will submit to an interview with WilmerHale at this time.

The Company has provided the SEC and Department of Justice with several millions of pages of documents, hundreds of hours of video tapes, and other requested materials. The Company intends to continue meeting the requests of the SEC and Department of Justice for information.

2003 related party transactions

The SEC, the Company, the Special Committee and counsel are investigating, among other things, the disclosures surrounding the acquisitions of Equity Corp. Holdings, Inc. and Whitney Leadership Group, Inc.  There have been no findings issued to date and the investigation is continuing.

Additional risk factors

Since our Annual Report on Form 10-K for the year ended December 31, 2006, we have identified additional risk factors which could materially affect our business, financial condition or future results.  Any of the following factors could materially and adversely affect our business, financial condition and results of operations and the risks described below are not the only risks that we may face.  Additional risks and uncertainties not currently known to us may also materially and adversely affect our business, financial condition or results of operations.

Our Chairman and Chief Executive Officer, Russell A. Whitney, on the advice of his legal counsel, notified the Company that he will not submit to an interview at this time with WilmerHale in connection with the investigation by the Special Committee of independent directors. Our Co-President and Chief Operating Officer, Ronald S. Simon, has been requested to submit to an interview with WilmerHale.  At this time, Mr. Simon has not indicated whether he will interview with WilmerHale.  The Department of Justice and/or the SEC may view this as lack of cooperation towards the Special Committee’s efforts to determine the facts in its internal investigation and prolong the SEC’s investigation and broaden the Department of Justice’s investigation

On November 14, 2006, we received a notice from the United States Securities and Exchange Commission that the Commission was conducting a formal, nonpublic investigation to determine whether we complied with securities laws in connection with (i) the efficacy or trading success of our stock market education programs, and (ii) our acquisition of certain other companies. The SEC has requested documents and information from us in the course of their investigation and we have provided our cooperation. The costs incurred in connection with the investigation have been substantial and will continue to be significant in the future. However, we cannot predict the ultimate impact, if any, that the SEC’s investigation may have on our business or operations. It is possible that the SEC’s investigation may result in penalties. The nature of the penalties that the SEC may seek against us cannot be predicted at this time but it could have an adverse result on us, perhaps materially so.

The investigation by the Department of Justice’s United States Attorney’s Office for the Eastern District of Virginia in connection with certain of our marketing activities could result in costs, fines or penalties that could have an adverse affect on us.

On December 11, 2006, we received a subpoena from the United States Attorney for the Eastern District of Virginia requesting documents and information in connection with an investigation relating to our product marketing activities from January 1, 2002 to the present. We were notified that a grand jury investigation related to this matter has commenced.

Our Board of Directors established a Special Committee of independent directors to conduct an internal investigation. The Committee has engaged the law firm of WilmerHale to assist it with this investigation of the matters that are the subject of the government investigations.  The costs incurred in connection with the investigation have been substantial and will continue to be significant in the future. While we cannot predict the ultimate impact, if any, that the Department of Justice’s investigation may have on our business or operations, a material adverse result is possible.

Class action lawsuits filed against us could result in costs, fines or penalties that could have a material affect on our financial results.

On January 30, 2007, we were served a complaint by Rodney Durham on behalf of himself and all others similarly situated v. Whitney Information Network, Inc., Russell A. Whitney and Nicholas S. Maturo filed on December 28, 2006 in the United States District Court in the Middle District of Florida accusing us of securities violations. The complaint seeks damages for violations of federal securities laws on behalf of all investors who acquired our stock from November 18, 2003 through and including December 15, 2006 (the “Class Period”). We will vigorously defend ourselves in this action, but our operating results and management’s attention may be adversely impacted by the outcome of this lawsuit.

On March 8, 2007, we were served a complaint by Robert Ghosio, Jr. on behalf of Nominal Defendant Whitney Information Network, Inc. v. Russell A. Whitney, Nicholas S. Maturo, Frederick A. Cardin, Chester P. Schwartz, Ronald S. Simon and Whitney Information Network, Inc., filed in the United States District Court in the Middle District of Florida. This action is a derivative complaint alleging that the named defendants violated certain fiduciary responsibilities. We believe that the complaint is without merit and intend to vigorously defend ourselves. However, our operating results may be adversely impacted by the outcome of this lawsuit.

Item 9.01.                  Financial Statements and Exhibits.

(d)                                                         Exhibits

Exhibit No.	Description
99.1	Press release by Whitney Information Network, Inc. dated May 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITNEY INFORMATION NETWORK, INC.

Date: May 29, 2007	/s/ Russell A. Whitney
Russell A. Whitney
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release by Whitney Information Network, Inc. dated May 29, 2007